UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 3)*

Under the Securities Exchange Act of 1934

ADT Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

00090Q 10 3

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo (ML), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 465,636,814 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 465,636,814 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 465,636,814 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 54.2%

12	Type of Reporting Person (See Instructions) PN

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo (ML II), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 32,663,552 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 32,663,552 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,663,552 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.8%

12	Type of Reporting Person (See Instructions) PN

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo (ML), LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 465,636,814 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 465,636,814 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 465,636,814 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 54.2%

12	Type of Reporting Person (See Instructions) OO

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo (ML II), LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 32,663,552 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 32,663,552 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,663,552 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.8%

12	Type of Reporting Person (See Instructions) OO

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services TopCo Parent GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 498,300,366 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 498,300,366 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 58.0%

12	Type of Reporting Person (See Instructions) OO

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) AP VIII Prime Security Services Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 498,300,366 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 498,300,366 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 58.0%

12	Type of Reporting Person (See Instructions) PN

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Prime Security Services GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 498,300,366 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 498,300,366 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 58.0%

12	Type of Reporting Person (See Instructions) OO

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) AP VIII Prime Security Services Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 498,300,366 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 498,300,366 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 58.0%

12	Type of Reporting Person (See Instructions) OO

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 498,300,366 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 498,300,366 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 58.0%

12	Type of Reporting Person (See Instructions) PN

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 498,300,366 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 498,300,366 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 58.0%

12	Type of Reporting Person (See Instructions) OO

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 498,300,366 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 498,300,366 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 58.0%

12	Type of Reporting Person (See Instructions) PN

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CUSIP No. 00090Q 10 3

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0 shares of common stock

	6	Shared Voting Power 498,300,366 shares of common stock

	7	Sole Dispositive Power 0 shares of common stock

	8	Shared Dispositive Power 498,300,366 shares of common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 498,300,366 shares of common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 58.0%

12	Type of Reporting Person (See Instructions) OO

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CUSIP No. 00090Q 10 3

Item 1.

(a)	Name of Issuer ADT Inc.
(b)	Address of Issuer’s Principal Executive Offices 1501 Yamato Road Boca Raton, Florida 33431

Item 2.

(a)

Name of Person Filing

This statement is filed by: (i) Prime Security Services TopCo (ML), L.P. (“TopCo ML LP”); (ii) Prime Security Services TopCo (ML II), L.P. (“TopCo ML II LP”); (iii) Prime Security Services TopCo (ML), LLC (“Prime TopCo ML”); (iv) Prime Security Services TopCo (ML II), LLC (“Prime TopCo ML II”); (v) Prime Security Services TopCo Parent GP, LLC (“TopCo Parent GP”); (vi) AP VII Prime Security Services Holdings, L.P. (“AP VIII Prime Security LP”); (vii) Prime Security Services GP, LLC (“Prime GP”); (viii) AP VIII Prime Security Services Management, LLC (“AP VIII Prime Security Management”); (ix) Apollo Management, L.P. (“Apollo Management”); (x) Apollo Management GP, LLC (“Management GP”); (xi) Apollo Management Holdings, L.P. (“Management Holdings”); and (xii) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

In October 2019, Prime Security Services TopCo Parent, L.P. (“TopCo Parent”) and Prime Security Services TopCo Parent II, L.P. (“TopCo Parent II”) entered into a margin loan facility and in connection therewith shares of the Issuer held of record by each of TopCo Parent and TopCo Parent II were transferred to TopCo ML LP and TopCo ML II LP, respectively. Accordingly, TopCo ML LP and TopCo ML II LP are the holders of record of the securities of the Issuer.

Prime TopCo ML serves as the general partner of TopCo ML LP, and Prime TopCo ML II serves as the general partner of TopCo ML II LP. TopCo Parent GP serves as the sole member of Prime TopCo ML. AP VIII Prime Security LP serves as the sole member of TopCo Parent GP.

Prime GP serves as the general partner for AP VIII Prime Security LP and as the sole member for Prime TopCo ML II. AP VIII Prime Security Management serves as the investment manager of AP VIII Prime Security LP and Prime GP. Apollo Management serves as the sole member-manager of AP VIII Prime Security Management. Management GP serves as the general partner of Apollo Management. Management Holdings serves as the sole member and manager of Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence
The address of the principal business office of each of TopCo ML LP, TopCo ML II LP, Prime TopCo ML, Prime TopCo ML II , TopCo Parent GP, AP VIII Prime Security LP and Prime GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal business office of each of AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.
(c)	Citizenship
TopCo ML LP, TopCo ML II LP, AP VIII Prime Security LP, Apollo Management and Management Holdings are each Delaware limited partnerships. Prime TopCo ML, Prime TopCo ML II, TopCo Parent GP, Prime GP, AP VIII Prime Security Management, Management GP and Management Holdings GP are each Delaware limited liability companies.
(d)	Title of Class of Securities Common Stock, par value $0.01 per share (the “common stock”).
(e)	CUSIP Number 00090Q 10 3

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Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:

TopCo ML LP	465,636,814
TopCo ML II LP	32,663,552
Prime TopCo ML	465,636,814
Prime TopCo ML II	32,663,552
TopCo Parent GP	498,300,366
AP VIII Prime Security LP	498,300,366
Prime GP	498,300,366
AP VIII Prime Security Management	498,300,366
Apollo Management	498,300,366
Management GP	498,300,366
Management Holdings	498,300,366
Management Holdings GP	498,300,366

Prime TopCo ML, Prime TopCo ML II, TopCo Parent GP, AP VIII Prime Security LP, Prime GP, AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of common stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

TopCo ML LP	58.0%
TopCo ML II LP	0.0%
Prime TopCo ML	58.0%
Prime TopCo ML II	0.0%
TopCo Parent GP	58.0%
AP VIII Prime Security LP	58.0%
Prime GP	58.0%
AP VIII Prime Security Management	58.0%
Apollo Management	58.0%
Management GP	58.0%
Management Holdings	58.0%
Management Holdings GP	58.0%

The percentage amounts are based on 858,722,743 shares of common stock outstanding as of October 26, 2022, as reported in the Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 3, 2022.

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(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

TopCo ML LP	465,636,814
TopCo ML II LP	32,663,552
Prime TopCo ML	465,636,814
Prime TopCo ML II	32,663,552
TopCo Parent GP	498,300,366
AP VIII Prime Security LP	498,300,366
Prime GP	498,300,366
AP VIII Prime Security Management	498,300,366
Apollo Management	498,300,366
Management GP	498,300,366
Management Holdings	498,300,366
Management Holdings GP	498,300,366

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons
(iv)	Shared power to dispose or to direct the disposition of:

TopCo ML LP	465,636,814
TopCo ML II LP	32,663,552
Prime TopCo ML	465,636,814
Prime TopCo ML II	32,663,552
TopCo Parent GP	498,300,366
AP VIII Prime Security LP	498,300,366
Prime GP	498,300,366
AP VIII Prime Security Management	498,300,366
Apollo Management	498,300,366
Management GP	498,300,366
Management Holdings	498,300,366
Management Holdings GP	498,300,366

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Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not Applicable

[The remainder of this page intentionally left blank.]

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2023

Prime Security Services TopCo (ML), L.P.

By:	Prime Security Services TopCo (ML), LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

Prime Security Services TopCo (ML II), L.P.

By:	Prime Security Services TopCo (ML II), LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

Prime Security Services TopCo (ML), LLC

By:	Prime Security Services TopCo Parent GP, LLC,
its sole member

	By:	AP VII Prime Security Services Holdings, L.P.,
its sole member

		By:	Prime Security Services GP, LLC, its general partner

			By:	/s/ James Elworth
			Name:	James Elworth
			Title:	Vice President

Prime Security Services TopCo (ML II), LLC

By:	Prime Security Services GP, LLC,
its sole member

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

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Prime Security Services TopCo Parent GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP VIII PRIME SECURITY SERVICES HOLDINGS, L.P.

By:	Prime Security Services GP, LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

PRIME SECURITY SERVICES GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

AP VIII PRIME SECURITY SERVICES MANAGEMENT, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

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APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

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